ecotext

A digital textbook subscription for college students. Creating Opportunity Through Affordability.


EPHEMERIS
30

Invest

$99.00 minimum investment

Deadline August 1, 2020
in 19 days

Share Price
$0.30

Total Raised
$71,926

Valuation
$2,602,462

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

ecoText delivers a spectrum of digital textbooks ranging from classic premium titles to Open Educational Resources (OER).
We take the "Spotify" model one step further by eliminating the out of pocket cost students face to obtain their educational materials. Through the ecoText platform, we are creating an "eco-system" between publishers, universities, students, and faculty that generates economic, educational and environmental value for all parties involved. We are: "Creating Opportunity Through Affordability, One Textbook at a Time."



DEAL HIGHLIGHTS

- **Diverse founders who are Forbes 30 Under 30 Summit speakers**
- **Over 50,000 titles available**
- **450 users representing 25 different universities**
- **Anticipated paid pilot in Fall 2020**

PROBLEM

"The $300 textbook is dead,"

CEO of Pearson, John Fallon

Every semester, students and their parents struggle to find up-to-date and inexpensive textbooks. Textbooks are an additional out-of-pocket cost that is a growing burden for families that have to sacrifice a lot just to afford tuition alone.

Through customer discovery, we have identified that more than **65%** of students choose not to purchase textbooks if they cannot obtain them either used or at a depreciated value. This directly affects students' ability to take full advantage of their education, according to research from the University of Minnesota.

Students



Students

More than 30% don't buy textbooks due to the price

Universities



Universities

Students are using out of date used books or no books at all

Impacts the quality of education

Publishers

Partners

Publishers Only capture less than 20% of the "new books" market, while Open Educational Resources seek to increase their accessibility and presence in class room

From our market research and thousands of student surveys, only **20%** of students purchase new books directly from publishers or through authorized retail channels. Since textbook prices have increased by over **85%** in the last decade according to the Bureau of Labor Statistics Census Bureau, more and more students are choosing to either *rent* or obtain their books *used*. These trends offer limited financial opportunities for the publishers as ebook adoption continues to grow in popularity.

Simultaneously, educators cannot deliver the highest quality education if all their students aren't equipped with the resources that they need to be successful. Ultimately, this domino effect impacts the publishers' revenue.

The rising costs of textbooks have enabled Open Education Resources to grow in popularity. However they remain to be underutilized because they aren't as technologically dynamic (lack of highlighting, bookmarking, etc).

—

SOLUTION

Solution



ecoText is streamlining the process of obtaining textbooks by increasing convenience and affordability for all. We bring the traditional textbook to life by allowing students to engage with publications on any smart device. The ecoText platform includes features like note-taking, bookmarking, highlighting, keyword searching, and more. ecoText was designed by modern students for modern students.

Solution


100% of students have their textbooks at 80% less of the cost
CENGAGE
OPEN SUNY
CAMBRIDGE UNIVERSITY PRESS
MIT OCW
Mc Graw Hill Education
Project Gutenberg
Open Textbook Network
Increased Revenue and Content Accessibility
Increased quality of education & student engagement

The expectation for students to purchase expensive books often places them in stressful financial circumstances. With ecoText, titles are made affordable and accessible, right in the palms of their hands. Additionally, our partners can increase their customer base 3x, multiplying sales and outreach in universities without deploying additional resources.

—

MARKET

Market


20 Million+ Undergraduate Students
5,000 Colleges & Universities
160 Million Books a year
college textbooks…
$14 Billion
Industry

The collegiate textbook market has an estimated value of **$14 billion** dollars annually, as reported by the US Census Bureau. With the recent acceleration of digital textbook sales, the industry is at the forefront of encountering serious market disruption. Customer acquisition is abundant with little prospect of volatility, as there are an estimated 20 million undergraduate students every year in the United States alone.[1] As publishers look to strengthen their digital sales channels, with little innovation in the industry and with classroom ebook utilization at only 6%, we are in prime position for disruption. As we continue to grow, the high school textbook market is another vertical that we can explore.

[1] Recorded by the US Census Data

COMPETITIVE LANDSCAPE

The textbook market is vast and dynamic. Customers can purchase titles new, used, digitally, or for rent. With the cost of ecoText embedded within tuition, students and their families don't need to consider these other options.

Competitive landscape

	Cengage Unlimited	lix	Perlego	Bibliotech	ecoText
Affordability	✓		✓	✓	✓
Content Variety	✓	✓			✓
Latest Edition	✓				✓
Mobile Interface				✓	✓
Within Tuition					✓
Analytics		✓	✓	✓	✓
No Fees	✓	✓	✓	✓	✓

All direct competitors to ecoText reside internationally with the exception of Cengage Unlimited and Redshelf. Cengage's solution only includes Cengage books, while RedShelf focuses on course work. Lix, Perlego, and Bibliotech are all similar subscription model startups that operate in different educational climates where students typically don't experience the same problem of overpriced textbooks.

BUSINESS MODEL

Freemium



Freemium

Students and faculty can take advantage our consolidated catalog of Open Resource titles

Premium



Premium

Students can enjoy a flat rate semester subscription with additional features and a greater pool of titles from publishers paid with inclusive access

Strategic Partnerships & Deals



Strategic Partnerships & Deals

Universities, high schools, libraries and college departments can accommodate all their students with premium accounts. Gathering analytics and truly enhancing the entire educational eco-system

ecoText is aggregating paid licenses with the growing world of Open Educational Resources to enhance our user experiences and increase our digital library. With our technology, students and professors will be able collaborate inside and outside of the classroom.

Our business model offers 3 different tiers: Freemium, Premium & Strategic Partnerships. Freemium delivers immediate value to students and professors with no financial obstacles. Users are able to engage with an aggregate library of OER titles and take advantage of the application's features. Premium, broadens the user's digital library to grant access to non OER titles at a semester subscription that can be provided through inclusive access (loans, scholarships or grants).

Ultimately, our team seeks to develop strategic deals (B2B) with academic departments, high schools, universities, etc. where every student within that group would be equipped with an ecoText premium account. Additionally ecoText will be able to share insights on how their students are engaging with the content in and out of the classroom. The technological features of ecoText truly increase in value as the number of paid licenses within such communities grows. Our team is recognizing the potential opportunity to deliver analytical data packages to content owners (publishers, OER content creators) as an additional revenue source as well.

Because of our ecological footprint, with a medium sized school with approximately 15,000 students the environmental relief is profound. The environmental impact equates to saving a forest the size of Boston's iconic Fenway park annually, helping to alleviate the **2%** of total solid waste that textbooks contribute today. Additionally with no printing and shipping costs through ecoText's digital delivery, publishers benefit abundantly with savings on their supply chain processes.



The cost of licenses are factored into tuition, once you pay your bill you are guaranteed textbooks



Books are kept up to date (latest edition or version) in the ecoText database



Eliminate guesswork by providing publishers figures on how many universities and students require a license



Simple feedback and surveying processes collect opinions and experiences on textbooks from professors and students



Feedback drives updates to content & layout of textbooks by encouraging and assisting publishers to produce quality texts



Publishers get paid per distributed license



Eliminates the desire or the need for students to torrent books



No printing and shipping costs for the publisher associated



Online portal is used as a resource for professors to track student progress, annotate assignments and develop communication and interactions that span beyond classroom walls



Online textbooks prevent a significant portion of commercial lumbering

PROGRESS

The ecoText platform is currently in Beta, allowing students to take advantage of our digital library with 50,000 titles for free. We have been strategically leveraging our library with university departments whose courses are already utilizing our books.

ecoText platform


7:30
ecoText
Jack, The Young Ranchman: A Boy'S Adventures In The
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JACK,
THE YOUNG
RANCHMAN
OR
A BOY'S ADVENTURES IN THE ROCKIES

ecoText platform


7:30
ecoText
Jack, The Young Ranchman: A Boy'S Adventures In The
buffalo calf is caught it can be given to a cow to rear. Wolf or coyote puppies can be reared on a bottle. Those animals do not easily become tame and trustful. They are likely to be shy and to dodge and jump away if any sudden motion is made, but when they are pleased, when any one in whom they have confidence approaches them, they lay back their ears and wag their tails and wriggle their bodies just like an affectionate dog. Once we had a young bear at the ranch for a year and a half, and he was an amusing pet. If you gave him a bottle of milk he would stand on his hind legs, and holding the bottle in both hands he would tilt it up and let the milk trickle down his throat until the bottle was empty, when he would throw it away."
"Uncle Will, I think we're going to have a splendid time out west. I don't feel as if I could wait for to-morrow to come."
"It will be here before you know it, old fellow; and we'll be at the ranch before you know it too."
CHAPTER III
THE ROAD TO THE RANCH
The little cluster of buildings which the travellers saw when they stepped from the cars to the station platform was smaller than any village that Jack had ever been in. There were the station, the section house and the great round water tank, all painted red, and on the other side of the track a row of five one-story houses, four of unpainted logs, and one of boards, with large glass windows, evidently a store. Standing on the platform were a man holding a mail sack, two men wearing broad-brimmed hats, enormous fringed leather trousers, and small high

ecoText platform


7:30
ecoText
Rene Descartes
Search
Author
Title
ISBN
| or
Major
Discourse On The Method Of Rightly Conducting The Reason: And Seeking Truth In The Sciences
Rene Descartes
ISBN: 978-1514337233

We have over 450 current users that represent 25 different universities & colleges from Boston University, Howard University, Arizona State University and Alaska Bible College. We have been learning constantly and our development team has been diligently refining the product by solving pain points for the anticipated paid pilot in Fall 2020 when ecoText 3.0 will be released with highly demanded collaborative features. The feedback and testimonials of the current Beta will help propel ecoText into new corners of the country. To enrich our library, we are forming partnerships with content creators to host their materials as well as academic journals, papers and publications.

Our beta application has helped us overcome the hurdles associated with university sale cycles. Student feedback has already indicated that they would want the school or department to pay for the service. Professors have seemed moved by this student feedback and see the value of having our technology as a part of their classroom. To assist with this “bottom-up” approach, we will continue our current giveaway and other strategies to bolster student interest and engagement (we are rewarding top users this semester with “mystery boxes” customized by the founders).

PRESS

- Union leader
- Union leader
- Live Free and Start

Press


Maurice Prize for INNOVATION
NSF I-CORPS
NSF Innovation Corps
Alpha Loft
Accelerate NH
ECenter
Peter T. Paul Entrepreneurship Center
Rines Angel Fund
e-Fest
Forbes
PITCH SLAM! WINNERS
THIRD PLACE
$2,500
Startup Runway

TESTIMONIALS

"A monumental goal in education is to provide social and economic upward mobility. When students have a surge of extra unexpected pricey costs, like hundreds of dollars of textbooks on top of tuition, how are they supposed to break their socioeconomic stratosphere? When students are provided these materials like textbooks online and subsidized by the school, this idea is proactively shrinking our economic gap because students don't have to limit their ability to take certain classes because the materials are too expensive."

Gloria Robinson
BU Student CO '22 and Host of "Go Off", a Podcast focused on the Gen Z perspective

"The problem of students and families affording textbooks is real. Due to unexpected expenses caring for ill parents, my family truly struggled to get what my daughter needed for her classes. With many textbooks well over $400, a course load of 5 classes per semester can equal an additional $4,000 to $5,000 per year. The system is rigged because buying used textbooks is not a viable option due to the online access codes being single use or obsolete in the secondary market. My daughter tried to share books, read the professor's books, struggled with assignments because she had to make do with an older version and incurred more student debt because of this problem. My daughter even went to her Dean, but no aid was available. This is a real world problem shared by many that ecoText would address."

Jeanine Ulaskiewicz
UNH Alumni and Parent

TEAM

Our team is made up of six executives and two advisors. ecoText was founded on a shared story, the frustration of coping with exorbitant textbook costs. That similar story is the fabric that brings the ecoText team together and motivates us to drive educational, economical, and environmental change for the next generation of students.

The executive team has responsibilities across several disciplines in tech, analytics, marketing, and finance. Our advisors are experienced entrepreneurs who have founded or co-founded a total of half a dozen companies respectively. One is currently working as the Chief Technological Officer of CHAOSSEARCH in Boston as the other is the Director of the Entrepreneurship Center (E-Center) at the University of New Hampshire.


Forbes

Joel Nkounkou

Chief Executive Officer

Joel Nkounkou, CEO of ecoText, is an avid entrepreneurial innovator. With a strong background in project management, backend & cloud architecture, and product design, he is continuously looking to provide technical solutions that have social impacts. Joel maintains a growing history of projects, has co-founded two startups, worked at distinguished companies such as Intel, and holds Board Member status in academic circles. He graduated with a Bachelor of Science in Electrical Engineering from the University of New Hampshire in 2018.



Nelson Thomas

Chief Marketing Officer

Nelson Thomas serves as Chief Marketing Officer of ecoText, Inc. Prior to ecoText, Nelson has also worked as an entrepreneur first developing a retail garment brand when he was in high school. Nelson then founded a company named Campus Clips, a mobile barbering service that would provide students in rural New England towns consistent haircare services. Nelson was also a sustainability intern at Coca-Cola Northeast as well as a four year Division One athlete at the University of New Hampshire competing on the school's football team.

Nelson has also worked in the nonprofit sector most notably founding an event named Bench Out The Stigma, which works toward destigmatizing mental health among the community of his alma mater, the University of New Hampshire. The event has grown in its two brief years of existence and was covered by WMUR and the Union Leader this past year, two of New Hampshire's leading news outlets.



Evan Shaw

Chief Product Officer

Evan Shaw was born in Richmond, Virginia and attended Virginia Tech, where he received his Bachelor of Science in Computer Science. Evan is the co-founder and Chief Product Officer of ecoText focusing on front end development, UX/UI, and the overall direction of the product.



Dylan Wheeler

Chief Technology Officer

Dylan Wheeler grew up in Bow, New Hampshire, and is currently a senior at the University of New Hampshire, pursuing degrees in Information Technology and Philosophy. Dylan is co-founder and CTO of ecoText and is responsible for coordinating technical tasks, strategic planning, and front-end development. He is passionate about social change, especially innovation in the education space.



Hans Massie
Chief Information Officer

Hans Massie, the CIO of ecoText, is a graduate of the University of New Hampshire where he studied Information Systems and Business Analytics. Hans is responsible for management, implementation, and usability of information in the business side of our organization.


Walmart
LEARNING

Sam Werman
Chief Financial Officer

Sam Werman is a graduate of the University of New Hampshire with a dual degree in Finance and Business Analytics. During his time at UNH, Sam was the founder and president of the UNH Sports Club as well as part of SAE and the baseball club. Sam is the Chief Financial Officer of ecoText, where he is currently heading internal finances and publisher relations.

Advisors and Investors



Thomas Hazel
CTO of CHAOSSEARCH

Thomas is a serial entrepreneur based in Boston, MA and is currently on his latest venture CHAOSSEARCH. He is always tackling current and large computer science problems in the industry. Mr. Hazel has been instrumental in the ecoText's progression, technological strategy and ensuring the team has the tools necessary to adequately scale. He was recently inducted into the University of New Hampshire Entrepreneur Hall of Fame and his involvement with the current success of ecoText is invaluable.



Ian Grant
Director of Entrepreneurship Center at the University of New Hampshire

Serial entrepreneur himself and now helps students everyday in academic settings turn their vision into reality. Ian Grant has seen ecoText in its earliest stages. Helped the team with strategy, execution and pivots. Ian has been essential in helping the team acquire non-dilutive funding and expanding the network of the team to grow in settings the team founders would normally not have direct access to.

USE OF PROCEEDS

If the offering's maximum amount of $255,000 is raised:

Use	Value	% of Proceeds
Legal Fees	$10,000	3.9%
Working Capital	$5	less than 0.1%
V3 Application Development	$135,000	52.9%
Management Services	$9,000	3.5%
Digital Book Licenses	$10,000	3.9%
Executive Compensation	$75,000	29.4%
Marketing	$3,500	1.4%
Intermediary fees	$12,495	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in ecoText, Inc, doing business as ecotext. This offering must raise at least $10,000 by August 1, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. ecotext may issue additional securities to raise up to $255,000, the offering's *maximum*.

$71,926 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,524,874 shares
× $0.30 per share

$2,857,462 implied valuation

PITCH DECK


ecoText
education economy environment

Open Download

FINANCIALS

ecotext's official name is ecoText, Inc, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Apr 24, 2020 • Primary offering of 850,000 shares at $0.30

MORE INFO

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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